Exhibit 10.3

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Restricted Stock Agreement

Granted Under 2006 Stock Incentive Plan

This agreement evidences the grant by Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”) on [            ], 200[    ] (the “Grant Date”) to                      (the “Participant”) [            ] shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), as “Restricted Stock” under the Company’s 2006 Stock Incentive Plan (the “Plan”). The vesting schedule is set forth in Section 2 of Appendix A attached hereto.

This grant of Restricted Stock is subject to the Clawback Policy adopted by the Board of Directors of the Company on November 19, 2010, as it may be amended from time to time (the “Clawback Policy”), to the extent the Participant is or was an executive officer of the Company and the other terms of the Clawback Policy are satisfied.

Your online acceptance indicates your agreement and understanding that this grant is subject to all the terms and conditions contained in Appendix A, the Plan and the Clawback Policy. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Gary E. Dickerson
Chief Executive Officer

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK AGREEMENT

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Issuance of Shares.

The Company shall issue to the Participant in consideration for the Participant’s past services and as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, subject to the terms and conditions set forth in this Agreement and in the Plan,              Shares of Common Stock. The Shares will be held in book entry by the Company’s transfer agent in the name of the Participant for that number of Shares issued to the Participant. The Company shall not be required (i) to transfer on its books any of the Shares that have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as the owner of such Shares, or to pay dividends to, any transferee to whom such Shares have been transferred in violation of any of the provisions of this Agreement. The Participant agrees that the Shares shall be subject to Forfeiture as set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 3 of this Agreement.

2.	Forfeiture.

(a) Except as otherwise provided in this Agreement or any other agreement between the Participant and the Company, the balance of the Shares that are Unvested Shares (as defined below) at the time of the Participant’s termination of employment with the Company shall thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company (“Forfeiture”). The Participant hereby appoints the Secretary of the Company with full power of substitution, as the Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Participant to take any action and execute all documents and instruments, including, without limitation, stock powers that may be necessary to transfer the Shares to the Company upon such termination of employment.

“Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time of Forfeiture. The “Applicable Percentage” shall be:

(1) 75% on the first anniversary of Grant Date (the “First Vesting Date”), provided that the Company’s [“Net income per share—diluted” for the most recently completed fiscal year reflected on the Company’s consolidated statements of income included in the Company’s Annual Report on Form 10-K filed with respect to such fiscal year, equals or exceeds [            ]] (the “Vesting Metric”); and

(2) Following the First Vesting Date, if the Vesting Metric is equaled or exceeded as of the First Vesting Date, the Applicable Percentage shall be 75%, less an additional 6.25% on the last day of each successive three-month period following the First Vesting Date until the fourth anniversary of Grant Date.

(b) In the event that the Participant’s employment with the Company terminates by reason of the Participant’s disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”), provided that the Board of Directors of the Company (the “Board”) in its discretion may determine whether a disability exists in accordance with uniform and non-discriminatory standards adopted by the Board from time to time), death or Retirement (as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time), the balance of the Shares that have not vested as of immediately prior to the Participant’s death, disability or Retirement shall be fully vested effective as of the date of such death, disability or Retirement.

(c) If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment with the Company or termination of employment by or with the Company shall instead be deemed to refer to such parent or subsidiary.

3.	Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to Forfeiture, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, siblings, grandchildren and any other relatives approved by the Board (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 3 and Forfeiture) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

4.	Application of the Clawback Policy.

This grant of Restricted Stock is subject to the Clawback Policy, a copy of which is furnished to the Participant with this Agreement, to the extent the Participant is or was an executive officer of the Company and the other terms of the Clawback Policy are satisfied.

5.	Provisions of the Plan.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b) As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

6.	Withholding Taxes; Section 83(b) Election.

(a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the vesting of any Shares. The Participant acknowledges and agrees that the Company may elect to satisfy any such income tax withholding requirement by causing Shares to be sold on the Participant’s behalf at each vesting date in an amount sufficient to satisfy any tax withholding resulting from such vesting.

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are purchased rather than when and as the Company’s Purchase Option expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS SOLELY THE PARTICIPANT’S RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

7.	Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or being issued Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of WilmerHale, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.